Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is between Rocket Pharmaceuticals, Inc. a Delaware corporation (the “Company”) and Syed Rizvi (“Executive”) and is dated as of August 29, 2025 (the “Effective Date”). Each of the Company and Executive are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

WHEREAS, the Company and Executive wish for Executive to be employed by the Company on the terms and conditions set forth in this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth in this Agreement and the performance of each, the Parties, intending to be legally bound, hereby agree as follows:

1.
Employment.
(a)
Duties. The Company hereby employs Executive in the position of Chief Medical Officer. Executive will have such responsibilities, duties and authorities as will be determined from time to time by the Board of Directors of the Company (the “Board”), which responsibilities, duties and authorities are consistent with the position of a Chief Medical Officer. Executive will report to the Company’s Chief Executive Officer. Executive will work on a full-time basis out of the Company’s Cranbury, New Jersey office.
(b)
Full-time Employment. Executive hereby accepts this employment upon the terms and conditions contained in this Agreement and agrees to devote substantially all of Executive’s business time, attention and efforts to promote and further the business, interests, objectives, and affairs of the Company, and Executive will not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company. The foregoing limitations will not be construed as prohibiting Executive from serving on civic, charitable or other boards or committees, managing personal or family investments and personal passive investments in securities or from engaging in other activities from time to time, in each case, that will not interfere in any material respect with the performance of Executive’s duties under this Agreement. Executive will faithfully adhere to, execute and fulfill in all material respects all policies established by the Company in writing and made available to Executive, consistent with the other terms of this Agreement.
2.
Compensation. For all services rendered by Executive in any capacity required under this Agreement, the Company will compensate Executive as follows:
(a)
Base Salary. During the Term, the Company will pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $550,000.00, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any modifications in such compensation that the Company may make from time to time in accordance with the following sentence, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review in accordance with the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed will be considered the new Base Salary for all purposes of this Agreement.

(b)
Benefits and Other Compensation. Executive will be eligible to receive additional benefits and compensation from the Company as follows:
(i)
The Company will allow Executive to participate in all Company-wide employee benefits as may, from time to time, be made available generally to any other executives of the Company, including the Company’s defined contribution 401(k) retirement plan.
(ii)
Executive will be entitled to such periods of paid time off each year and paid holidays as provided from time to time under the Company’s written policies.
(iii)
Executive will be eligible to receive reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties, including without limitation, mobile phone expenses and membership fees associated with related professional associations. All reimbursable expenses will be subject to any pre-approval process established by Company policy and will be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement in a format consistent with the Company’s expense reporting policy and will be reimbursed promptly.
(c)
Annual Incentive Bonus. Subject to the subsections set forth herein, Executive will be eligible to receive an annual cash incentive bonus (the “Incentive Bonus”). The Compensation Committee of the Board (the “Compensation Committee”) will establish the applicable performance goals required to be met by the Company for a fiscal year in order for Executive to be eligible for an Incentive Bonus, payable no later than March 15 of the following fiscal year. If the Company achieves the applicable performance goals for any such fiscal year, the Compensation Committee will determine Executive’s actual Incentive Bonus amount in the Compensation Committee’s sole and absolute discretion based on its evaluation of Executive’s performance. Executive’s target Incentive Bonus, assuming Executive fully and satisfactorily meets all expectations and obligations as Chief Medical Officer, as determined by the Compensation Committee in its sole and absolute discretion, shall be 45% of Executive’s Base Salary. Notwithstanding the foregoing, Executive’s Incentive Bonus payout each year shall not exceed 54% of Executive’s Base Salary for that particular year.
(i)
If Executive’s employment with the Company is terminated for any reason whatsoever prior to December 31 of any fiscal year, whether by the Company with or without Cause (as defined below) or by Executive with or without Good Reason (as defined below), Executive will not be entitled to receive an Incentive Bonus payment for such fiscal year.
(ii)
If Executive’s employment with the Company is terminated by the Company for Cause prior to the date on which any Incentive Bonus for the prior fiscal year to which Executive may be entitled is to be paid, Executive will not be entitled to receive, and shall forfeit all right, interest and entitlement to, any such Incentive Bonus payment for such fiscal year.

(iii)
If Executive’s employment with the Company is terminated by the Company without Cause, or by Executive with or without Good Reason, after December 31 of any fiscal year but prior to the date on which any Incentive Bonus for the prior fiscal year to which Executive may be entitled is to be paid, Executive shall remain eligible to receive such Incentive Bonus, if any, for such prior fiscal year, subject to the sole and absolute discretion of the Compensation Committee based on its evaluation of Executive’s performance.
(iv)
“Cause” means, as determined by the Board, in its discretion exercised in good faith, Executive's dismissal as a result of: (1) any material breach by Executive of any agreement between Executive and the Company; (2) the conviction of, indictment for or plea of nolo contendere by Executive to a felony or a crime involving moral turpitude; or (3) any material misconduct or willful and deliberate nonperformance (other than by reason of Executive’s death or Disability) by Executive of Executive's duties to the Company.
(v)
“Good Reason” means the occurrence, without Executive’s express written consent, which circumstances are not remedied by the Company within thirty

(30) days of its receipt of a written notice from Executive describing the applicable circumstances (which notice must be provided by Executive within ninety (90) days of Executive’s knowledge of the applicable circumstances), of one or more of the following: (1) any material, adverse change in Executive’s duties, responsibilities, authority, title or reporting structure; (2) a material reduction in Executive’s base salary or bonus opportunity; or (3) a geographical relocation of Executive’s principal office location by more than fifty (50) miles.

(d)
Long-Term Incentive Awards.
(i)
Effective the first Monday of the month following Executive’s start date, Executive will be granted two equity awards covering the Company’s common stock (the “Grants”) under the Amended and Restated Rocket Pharmaceuticals, Inc. 2014 Stock Option and Incentive Plan (the “Stock Plan”), as may be amended from time to time or any successor plan. The Grants will have an aggregate grant date fair value for accounting purposes of $1,800,000 (the “Total Value”) and will be apportioned among the two Grants as set in this Section 2(d) using the closing price on the day of the grant. One of the two Grants, representing 50% of the Total Value, will be in the form of an option to purchase shares of the Company’s common stock, and the other of the two Grants, representing 50% of the Total Value, will be in the form of restricted stock units settled in shares of the Company’s common stock. The Grants will be subject to the terms and conditions of the Plan and the grant agreements issued by the Company thereunder.
(ii)
Executive will be eligible to receive additional annual long-term incentive awards under the Plan in such forms and in such amounts as determined in the sole discretion of the Compensation Committee.
(e)
Sign-On Bonus. As an incentive to join the Company, the Company shall pay Executive a one-time sign-on bonus of $100,000 (the “Sign-On Bonus”), subject to the terms outlined below:
(i)
The Sign-On Bonus will be paid to Executive in two equal payments of $50,000, less all required tax withholdings and other applicable deductions, the first of which shall be paid within 30 days of Executive’s start date, provided that Executive remains actively employed as of such date. The second payment shall be paid within 30 days the first anniversary of the Executive’s start date, provided that Executive remains actively employed as of such date.
(ii)
In the event Executive voluntarily resigns Executive’s employment with the Company without Good Reason, or Executive is terminated for Cause within 12 months of Executive’s start date, Executive agrees to repay the net amount of the Sign-On Bonus Executive received in full within 30 days of Executive’s last day of employment. In the event Executive voluntarily resigns Executive’s employment with the Company without Good Reason, or Executive is terminated for Cause after 12 months but within 24 months of Executive’s start date, Executive agrees to repay half of the net amount of the Sign-On Bonus Executive received within 30 days of Executive’s last day of employment.
(iii)
Payment of the Sign-On Bonus does not alter the at-will nature of Executive’s employment or create any guarantee of continued employment with the Company.
(f)
Additional Equity Award. Effective the first Monday of the month following Executive’s start date, Executive will be granted RSUs having an aggregate grant- date fair market value of $200,000 (the “RSU Grant”) under the Company's Stock Plan. Subject to the Executive’s continuous employment from the start date through each applicable vesting date, 50% of the RSU Grant shall vest on the first anniversary of the grant date, and the remaining 50% of the RSU Grant shall vest on the second anniversary of the grant date. The RSU Grant and the Executive’s rights with respect to the RSUs are subject to all of the terms and conditions of the Plan and the applicable RSU award agreement, as may be amended from time to time.
(g)
No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 will be in lieu of any and all other compensation and benefits, provided that nothing in this Agreement will prevent the Board from increasing the Base Salary or awarding additional incentive compensation to Executive in its sole and absolute discretion. Payment of all compensation and benefits to Executive under this Agreement will be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and will be subject to all applicable withholding and deductions.
(h)
Cessation of Employment. In the event Executive ceases to be employed by the Company for any reason, Executive’s compensation and benefits will cease on the date of such cessation of employment, except as otherwise provided in this Agreement or in any applicable Company employee benefit plan or program.
(i)
Taxes. Executive will make payment of all required taxes, whether federal, state, provincial, local or foreign in nature, including but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation or any other taxes that are required to be paid by Executive pursuant to any applicable law. The Company will have the right to withhold from the sums payable to Executive under this Agreement such amounts, if any, as may be required by the Internal Revenue Code of 1986, as amended (the “Code”) or any other like statute that is, or may become, applicable to the provisions of this Agreement.

3.
Term and Termination. The term of this Agreement will begin on the Effective Date and continue until terminated in accordance with the provisions of this Agreement (the “Term”). This Agreement and Executive’s employment under this Agreement may be terminated by the Company at any time, with or without reason or notice. This Agreement and Executive’s employment under the Agreement may be terminated by Executive for any reason by providing the Company at least 30 days’ advance written notice of such termination. The date of any such termination of this Agreement and Executive’s employment hereunder shall be known as the “Termination Date.” Regardless of the reason for Executive’s termination of employment, Executive will, effective as of the Termination Date, be deemed to have resigned from the Board and any positions as an officer of the Company or any of its subsidiaries, as applicable, and will complete any paperwork requested by the Company to document such resignations.
(a)
Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive will be entitled to receive:
(i)
Any accrued but unpaid base salary and accrued but unused vacation, which will be paid within one month following the Termination Date in accordance with the Company’s customary payroll procedures or such earlier date as may be required by applicable law;
(ii)
Reimbursement for unreimbursed business expenses properly incurred by Executive, which will be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iii)
Such employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Section 3.

The items described under Sections 3(a)(i) through 3(a)(iii) are referred to collectively as the “Accrued Amounts.”

(b)
Without Cause or for Good Reason. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to receive the Accrued Amounts. If Executive executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), then Executive will receive, subject to such Release becoming irrevocable, in addition to the Accrued Amounts:

(i)
A lump sum payment equal to nine months of Executive’s base salary for the year in which the Termination Date occurs, which will be paid within 30 days following Executive’s execution and non-revocation of the Release, provided that if the effective date of such Release could span two calendar years depending on the date on which Executive signs the Release, the payment will not be made until the later calendar year;
(ii)
Any Incentive Bonus to which Executive may be entitled pursuant to Section 2(c)(iii); and
(iii)
If Executive timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Executive for the monthly COBRA premium paid by Executive for Executive’s own coverage and coverage for Executive’s dependents for a period of nine months following the Termination Date.
(c)
Death or Disability. Executive’s employment under this Agreement will terminate automatically upon Executive’s death, and the Company may terminate Executive’s employment on account of Executive’s Disability. If Executive’s is terminated on account of Executive’s death or Disability, Executive (or Executive’s estate or beneficiaries, as the case may be) will be entitled to receive the following:
(i)
The Accrued Amounts; and
(ii)
A pro-rata portion of the Incentive Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs, the determination of such Incentive Bonus to remain in the sole and absolute discretion of the Compensation Committee.
(d)
Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment under this Agreement is terminated by Executive for Good Reason or by the Company without Cause (other than on account of Executive’s death or Disability), in each case within 12 months following a Change in Control, Executive will be entitled to receive, subject to Executive’s execution and non-revocation of a Release:
(i)
The Accrued Amounts;
(ii)
A lump sum amount equal to Executive’s annual salary during the fiscal year in which the termination occurs (not including any reduction of such salary leading to Executive’s termination with Good Reason), which will be paid within 30 days following Executive’s execution and non-revocation of the Release, provided that if the effective date of such Release could span two calendar years depending on the date on which Executive signs the Release, the payment will not be made until the later calendar year;
(iii)
A lump sum amount equal to any Incentive Bonus to which Executive would have been entitled during the fiscal year in which the termination occurred,

such Incentive Bonus to be determined in the sole and absolute discretion of the Compensation Committee and consistent with any bonus awarded to the Company’s Chief Executive Officer in that same year; and

(iv)
If Executive timely elects health continuation coverage under COBRA, the Company will reimburse Executive for the monthly COBRA premium paid by Executive for Executive’s own coverage and coverage for Executive’s dependents for a period of 12 months following the Termination Date.

(v)
A “Change in Control” will mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
4.
Return of Corporation Property and Termination of Employment. At such time as Executive’s employment with the Company is terminated for any reason, Executive will be required to participate in an exit interview for the purpose of assuring a proper termination of Executive’s employment and Executive’s obligations under this Agreement. On or before the actual date of Executive’s termination of employment with the Company, Executive will return to the Company all records, materials and other physical objects relating to Executive’s employment with the Company, including, without limitation, all Company credit cards, computers, personal digital assistants and access keys and all materials and things embodying, relating to, containing or derived from any Inventions, Trade Secrets or Confidential Information.
5.
No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties under this Agreement will not violate or be a breach of any agreement with a former employer, client or any other person or entity.
6.
Confidentiality, Inventions and Restrictive Covenants. The Company and Executive will enter into the Company’s standard Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement (the “Confidentiality and Restrictive Covenant Agreement”) simultaneously with this Agreement.
7.
D&O Indemnification. The Company and Executive will enter into the Company’s standard D&O Indemnification Agreement (the “Indemnification Agreement”) simultaneously with this Agreement.
8.
Pre-Employment Conditions. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of the Effective

Date, or the Company’s employment relationship with Executive may be terminated.
9.
Section 409A of the Code.
(a)
General Compliance. All payments and benefits under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code and all applicable guidance and regulations thereunder, and any ambiguities or ambiguous terms this Agreement will be interpreted and operated to be exempt from or so comply with the requirements of Section 409A of the Code. In no event will the Company reimburse Executive for any taxes, penalties or interest imposed by Section 409A of the Code resulting from any amount paid under the Agreement or otherwise. The Company and Executive will work together in good faith to consider either amendments to this Agreement or revisions to the Agreement with respect to the payment of any benefits to Executive under this Agreement, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, the Company reserves the right, in its sole discretion and without the consent of Executive, to take such reasonable actions and make any amendments to this Agreement as it deems necessary, advisable or desirable to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code or imposition of any additional tax prior to the actual payment of any benefits under this Agreement.
(b)
Reimbursements. To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for federal income tax purposes, such reimbursements will be made as soon as practicable after Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A of the Code, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year.
(c)
Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the

Specified Employee Payment Date will be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

10.
Section 280G of the Code. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 12, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Agreement, “Net Benefit” means the present value of the 280G Payments net of all federal, state, local or foreign income, employment and excise taxes. Any reduction made pursuant to this Section 10 will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code. All calculations and determinations under this Section 10 will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations will be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request to make its determinations under this Section 10, and the costs of such determination will be borne by the Company.
11.
Cooperation with Litigation. During and following Executive’s Termination of Employment with the Company (regardless of the reason for Executive’s Termination of Employment with the Company and which Party initiates the Termination of Employment with the Company), Executive agrees to cooperate with and be readily available to the Company, the Company’s General Counsel (or equivalent position within the Company) or the Company’s advisers, as the Company may reasonably request, to assist it in any matter regarding the Company and its subsidiaries, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company or its subsidiaries, with respect to which Executive has knowledge, experience or information. Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company will work with Executive to ensure that such cooperation does not unduly burden Executive, work in good faith to accommodate Executive’s other commitments and reimburse any reasonable expenses incurred by Executive, including reasonable attorneys’ fees and costs, as a consequence of complying with Executive’s obligations under this Section 10, provided that such expenses are approved in advance by the Company.

12.
Notice. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by e- mail during normal business hours and received at the recipient’s location during normal business hours, and otherwise on the next business day, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To the Company:

Rocket Pharmaceuticals, Inc. 9 Cedarbrook Drive

Cranbury, NJ 08512 Attn: General Counsel

Telephone Number: (609) 451-2045

E-Mail: mwilson@rocketpharma.com To Executive:

Syed Rizvi at the contact information on file with the Company

Either Party may, by notice given in accordance with this Section 12, specify a new address for notices under this Agreement.

13.
Binding Effect and Assignment. This Agreement will be binding on, inure to the benefit of and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns. Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive’s performance under this Agreement.
14.
Entire Agreement. This Agreement, the Confidentiality and Restrictive Covenant Agreement, the Indemnification Agreement and any exhibits attached thereto constitute the entire agreement and understanding between the Parties with respect to the subject matter of such agreements, and supersede all other understandings and negotiations with respect thereto.
15.
Severability and Headings. It is the intention of the Parties that the provisions in this Agreement will be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provisions of this Agreement, or any portion thereof, will not render unenforceable or otherwise impair any other provisions or portions thereof. Each term, condition, covenant or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant or provision is held by a court of competent jurisdiction to be invalid, the remaining provisions will continue in full force and effect. The section headings in this Agreement are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part of this Agreement.

16.
No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties (and their respective heirs, legal representatives, successors and permitted assigns), and nothing expressed or implied in this Agreement will give or be construed to give to any person, other than the Parties (and their respective heirs, legal representatives, successors and permitted assigns), any legal or equitable rights under this Agreement.
17.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof that would result in the application of the law of any other jurisdiction.
18.
Dispute Resolution. Any and all controversies, disputes or claims arising out of, or relating to, this Agreement and its negotiation, execution, performance, non- performance, interpretation, termination, construction or the transactions contemplated hereby will be heard and determined in the courts of the State of New Jersey and the United States District Court for the District of New Jersey. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such proceeding. The consents to jurisdiction and venue set forth in this Agreement will not constitute general consents to service of process in the State of New Jersey and will have no effect for any purpose except as provided in this Section 18 and will not be deemed to confer rights on any Person other than the Parties. Each Party agrees that the service of process on such Party in any proceeding arising out of or relating to this Agreement will be effective if notice is given by overnight courier at the address set forth in the books and records of the Company. Each of the Parties also agrees that any judgment against a Party in connection with any proceeding arising out of or relating to this Agreement may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such judgment will be conclusive evidence of the fact and amount of such judgment.
19.
Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by facsimile or in PDF format), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
20.
Amendments and Waivers. No amendment or modification of the terms or conditions of this Agreement will be valid unless in writing and signed by the Parties. A waiver by either Party of a breach of any provision of this Agreement will not constitute a general waiver, or prejudice the other Party’s right otherwise to demand strict compliance with that provision.
21.
Certain Acknowledgements. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, EXECUTIVE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT AND ASK ANY QUESTIONS EXECUTIVE

MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF EXECUTIVE’S CHOOSING AND THAT THE COMPANY GAVE EXECUTIVE A REASONABLE PERIOD OF TIME TO DO SO IF EXECUTIVE SO WISHED. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT EXECUTIVE FROM PERFORMING EXECUTIVE’S DUTIES AS SET FORTH IN THIS AGREEMENT, NOR DOES EXECUTIVE KNOW OF ANY OTHER REASON WHY EXECUTIVE WOULD NOT BE ABLE TO PERFORM EXECUTIVE’S DUTIES AS SET FORTH IN THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the day and year first above written.

Company:

ROCKET PHARMACEUTICALS, INC.

Isabel Carmona Chief Resources Office 8/31/2025

Executive:

Syed Rizvi 8/30/2025